SmileDirectClub Appoints Troy Crawford as Chief Financial Officer

Proven In-House Executive Positioned To Advance Strategic Growth Initiatives For Profitability

NASHVILLE, Tenn., June 6, 2022 – SmileDirectClub, Inc. (Nasdaq: SDC), the next generation oral care company with the first medtech platform for teeth straightening, today announced the appointment of Troy Crawford as its Chief Financial Officer, effective June 6, 2022. Mr. Crawford has served as the interim CFO since January 8, 2022.

Mr. Crawford joined the Company as Chief Accounting Officer in January 2020. In his role as CFO, he will continue to report directly to CEO and Chairman, David Katzman, serving as a strategic advisor and responsible for accounting, treasury, tax, FP&A, capital planning and deployment, and investor relations.

“Since stepping into the interim CFO role at the start of the year, I’ve had the opportunity to work alongside our management team to help define and execute the strategy we believe will lead to increased profitability and future growth,” said Troy Crawford, Chief Financial Officer, SmileDirectClub. “I look forward to continued partnership with our capable leadership team, and bringing the strategy and vision for this company to life while we help more people realize the life-changing potential of a confident smile.”

“After a national search, we determined our best candidate was already in house and are pleased to officially appoint Troy to the SmileDirectClub leadership team,” said David Katzman, Chief Executive Officer and Chairman of SmileDirectClub. “In his interim CFO role, Troy demonstrated financial discipline and focus, among many other instrumental skills, to drive our plans for improved business performance and near-term profitability. We look forward to his continued contributions as we address our tremendous untapped market opportunity and deliver future growth and value for our shareholders.”

Mr. Crawford holds decades of experience and achievement in complex retail and technology organizations. Prior to joining SmileDirectClub, Mr. Crawford served as the Senior Vice President and Chief Accounting Officer of GameStop beginning in June 2010, after serving as its Vice President, Controller prior to that time.

Since launching in the U.S. in 2014, SmileDirectClub has become one of the fastest-growing health technology companies, enabling care to more than 1.7 million customers around the world while saving them more than $5 billion collectively over the cost of traditional braces.

*Source: Calculated using the SinglePay price for SmileDirectClub aligners as of 4/20/2022 vs. average fees (including diagnostics and in-person exams) for treatment of mild-to-moderate malocclusion with braces as reported in a survey of orthodontists.

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About SmileDirectClub
SmileDirectClub, Inc. (Nasdaq: SDC) (“SmileDirectClub”) is an oral care company and creator of the first medtech platform for teeth straightening. Through its cutting-edge telehealth technology and vertically integrated model, SmileDirectClub is revolutionizing the oral care industry. SmileDirectClub’s mission is to democratize access to a smile each and every person loves by making it affordable and convenient for everyone. SmileDirectClub is headquartered in Nashville, Tennessee, USA. For more information, please visit SmileDirectClub.com.

Contact:
Media Relations: Press@SmileDirectClub.com
Investor Relations: InvestorRelations@SmileDirectClub.com

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